EXHIBIT 10.1

Updated May 2025

AUTOZONE, INC. 2020 OMNIBUS Incentive AWARD Plan

STOCK OPTION GRANT NOTICE

AutoZone, Inc., a Nevada corporation (the “Company”), pursuant to its 2020 Omnibus Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (the “Participant”), an option to purchase the number of shares of the common stock of the Company (“Common Stock”) set forth below (the “Option”).  This Option is subject to all of the terms and conditions set forth in this Grant Notice, the Stock Option Agreement attached hereto as Exhibit A, the additional terms and conditions set forth in the Country Addendum for the Participant’s country of employment, if any (collectively, the “Agreement”) and the Plan, which are incorporated herein by reference.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement and the Plan.

Participant:
Employee ID#:
Grant Date:
Exercise Price per Share:
Total Number of Shares Subject to the Option:
Vesting Commencement Date:
Expiration Date:
Type of Option:

Vesting Schedule:

Termination:

By electronic acceptance (which shall be deemed to have occurred if neither acceptance or rejection is made by the Participant within 90 days from the Grant Date), the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement (collectively, the “Stock Option Governing Terms”). The Participant has reviewed the Stock Option Governing Terms in their entirety, has had an opportunity to obtain the advice of counsel prior to acceptance and fully understands all provisions of the Stock Option Governing Terms.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Stock Option Governing Terms.

AUTOZONE, INC.

______________________________________

______________________________________

PARTICIPANT

______________________________________

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement and any Country Addendum for the Participant’s country of employment (this “Agreement”) is attached, AutoZone, Inc., a Nevada corporation (the “Company”), has granted to the Participant an option under the Company’s 2020 Omnibus Incentive Award Plan, as amended from time to time (the “Plan”) to purchase the number of Shares indicated in the Grant Notice (the “Option”).  All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Grant Notice and the Plan.

ARTICLE II.
GENERAL
2.1Incorporation of Terms of Plan.  The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
2.2Definitions.
(a)“Cause” shall mean the willful engagement by Participant in conduct which is demonstrably or materially injurious to the Company, monetarily or otherwise, as determined by the Company in its sole discretion, including based on information discovered after the Participant’s separation of employment from the Company.  For this purpose, no act or failure to act by the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
(b)“Disability” shall mean a determination by the Company that Participant is “totally disabled,” within its meaning in the Company’s long term disability plan as in effect from time to time.
(c)“Downgrading Event” shall mean any event that results in the Participant’s employment position with the Company (1) changing from a “full time” position to a “part-time” position (whether at the Participant’s request or the Company’s direction), or (2) changing to an Ineligible Position (whether at the Participant’s request or the Company’s direction) that is at least four salary or pay grade levels below such Participant’s employment position at the time such Participant changes his or her employment position with the Company, in all cases as determined by the Administrator in its sole discretion.  Notwithstanding the foregoing, a bona fide leave of absence and a temporary change in a Participant’s position following a bona fide leave of absence (in all cases, approved by the Company in writing) shall not be considered a Downgrading Event.
(d)“Employer” shall mean, to the extent the Participant is not employed by the Company, the Affiliate that employs the Participant.
(e)“Ineligible Position” means an employment position or classification within the Company where Persons who hold such a position or classification generally are ineligible under the Company’s grant policies to receive grants of awards pursuant to the Plan as of the Grant Date.
(f)“Qualified Retirement” shall mean Participant’s Termination of Service (other than by the Company) at or after the date on which the Participant has (i) attained age 55; (ii) completed at least 15 years of service with the Company; (iii) provided at least 12 months prior written notice (or such shorter period as the Administrator may permit) to the Company of Participant’s intent to retire; and (iv) continues to be in compliance with, the Restrictive Covenant.

(g)“Restrictive Covenant” shall mean the following:  AutoZone competes vigorously, but fairly. Participant acknowledges that because of Participant’s skills, Participant’s position with AutoZone, and the customer/vendor relationships and/or confidential information to which Participant shall have access on account of such employment with AutoZone, competition by Participant with AutoZone would damage AutoZone in a manner which could not be adequately compensated by damages or an action at law.  In view of such circumstances, Participant agrees that for a period of three (3) years after Participant’s Termination of Service (the “Non-Compete Term”), Participant shall not, directly or indirectly, own, manage, operate, control, be employed by, consult for, serve on the Board of, participate in or be connected in any manner with the ownership, management, operation or control of any business that derives revenues from the retail, wholesale, or commercial sale, manufacture, or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals in any state, province, territory or foreign country in which AutoZone operates during the Non-Compete Term, including, but not limited to, Advance Auto Parts, Inc., General Parts, Inc. (CARQUEST Auto Parts), Genuine Parts Corporation (NAPA), O’Reilly Automotive, Inc., The Pep Boys – Manny, Moe & Jack, Wal-Mart Stores, Inc., XL Parts, Amazon.com, Inc., SSF Imported Auto Parts LLC, WORLDPAC, Inc., Identifix, Inc., Solera Holdings, Inc., Fisher Auto Parts, Parts Authority, Factory Motor Parts and Auto Parts Warehouse. Other than those companies specifically referenced in this Subsection 4(a), nothing in this subsection shall preclude Participant from accepting employment with a company that derives less than five percent (5%) of its annual gross revenues from the retail, wholesale or commercial sale, manufacture or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals, automotive repair software or automotive diagnostic services, provided that Participant does not provide advice and consultation to such company concerning the retail, wholesale or commercial sale, manufacture or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals, automotive repair software or automotive diagnostic services. Further, Participant agrees that during the Non-Compete Term, Participant shall not, directly or indirectly operate, control, be employed by, consult for, participate in or be connected in any manner with the ownership, management, operation or control of any vendors or suppliers of AutoZone (or its subsidiaries) with whom Participant had personal contact or supervised the efforts of those who had personal contact with such vendors or suppliers in the 12 months preceding Participant’s separation from AutoZone. The parties agree that this provision shall not be deemed to amend, modify, supersede or otherwise alter the terms of the Non-Competition, Non-Solicitation, Non-Disclosure & Assignment of Inventions Agreement that the Participant has signed as a condition of employment or continued employment.
(h)“Retirement” shall mean Participant’s Termination of Service at or after the date on which the Participant (i) has attained age 55, (ii) has completed at least 5 years of service with the Company, and (iii) the sum of the number of years of service and Participant’s age equals at least 65.
ARTICLE III.
GRANT OF OPTION
3.1Grant of Option.  In consideration of the Participant’s continued efforts on behalf of the Company and its Affiliates and the Participant’s compliance with the Restrictive Covenant and other Stock Option Governing Terms, the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement.  Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.
3.2Exercise Price.  The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per Share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.  Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant is a Greater Than 10% Stockholder as of the Grant Date, the price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

ARTICLE IV.
PERIOD OF EXERCISABILITY
4.1Commencement of Exercisability.
(a)Subject to Articles 3.2, 3.3, 5.10 and 5.13 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.
(b)Except as may be otherwise set forth herein, as may be provided by the Administrator or as set forth in a written agreement between the Company and the Participant, any portion of this Option that is not exercisable at the date of the Participant’s Termination of Service shall terminate immediately and be of no further force or effect.
(c)Notwithstanding anything herein to the contrary, the Option shall become vested and exercisable in full upon the Participant’s Termination of Service by reason of the Participant’s death or Disability.
(d)Notwithstanding anything herein to the contrary, in the event of a Participant’s Qualified Retirement, the portion of the Participant’s Option which has not become vested and exercisable at the date of the Participant’s Termination of Service shall continue to vest and become exercisable according to its terms until the Expiration Date set forth in the Grant Notice, provided that Participant continues to satisfy the requirements for a Qualified Termination (as determined by the Administrator in its sole discretion).  For the avoidance of doubt, Participant acknowledges that the continued compliance with the Restrictive Covenant is a condition of continued vesting. If the Participant fails at any time to comply with the Restrictive Covenant, any portion of the Option which has not vested and become exercisable as of that time shall terminate immediately and be of no further force or effect.
(e)Solely for purposes of this Agreement, upon the occurrence of a Downgrading Event, the Participant shall be deemed to have experienced a Termination of Service.
4.2Duration of Exercisability.  The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative.  Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable pursuant to the terms of this Agreement and the Plan.
4.3Expiration of Option.  The Option will terminate and may not be exercised to any extent by anyone after the first to occur of the following events:
(a)The Expiration Date set forth in the Grant Notice, including in the event of a Termination of Service due to Participant’s death, Disability, Retirement or Qualified Retirement;
(b)If this Option is designated as an Incentive Stock Option and the Participant is a Greater Than 10% Stockholder as of the Grant Date, the expiration of five (5) years from the Grant Date;
(c)Except for those Participants who enter into a Severance Agreement or experience a Termination of Service due to (i) Disability, (ii) death, (iii) Retirement, (iv) Qualified Retirement or (v) by the Company for Cause, the expiration of ninety (90) days from the date of the Participant’s Termination of Service;
(d)The commencement of business on the date of the Participant’s Termination of Service by the Company for Cause; or
(e)In the event of the Participant’s Termination of Service by the Company other than for Cause, the expiration of the “Severance Period” as defined in the Non-Compete and Severance Agreement entered into between the Participant and the Company, if any (“Severance Agreement”),provided, however, that no portion of the Option which has not vested and become exercisable as of the date of the Participant’s Termination of Service shall thereafter vest and become exercisable).

The Participant acknowledges that an Incentive Stock Option exercised more than three (3) months after the Participant’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option.  Participant further acknowledges that Participant is responsible for keeping track of the exercise periods following Participant’s Termination of Service for any reason.  The Company will not provide further notice of such periods.

4.4Special Tax Consequences.  The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option, are exercisable for the first time by the Participant in any calendar year exceeds $100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code.  The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder.
ARTICLE V.
EXERCISE OF OPTION
5.1Person Eligible to Exercise.  Except as provided in Articles 5.2(c) and 5.2(d) hereof, during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof.  After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Article 3.3 hereof, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.
5.2Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Article 3.3 hereof.  However, the Option shall not be exercisable with respect to fractional shares.
5.3Manner of Exercise.  The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Article 3.3 hereof:
(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised.  The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;
(b)Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Article 4.4 hereof;
(c)Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with all applicable provisions of the Securities Act, the Exchange Act, any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law; and
(d)In the event the Option or portion thereof shall be exercised pursuant to Article 4.1 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

5.4Method of Payment.  Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Participant:
(a)Cash;
(b)Check;
(c)With the consent of the Administrator, delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;
(d)With the consent of the Administrator, surrender of other Shares which have been owned by the Participant for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised;
(e)With the consent of the Administrator, surrendered Shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised; or
(f)With the consent of the Administrator, such other form of legal consideration as may be acceptable to the Administrator.
5.5Conditions to Issuance of Stock Certificates.  The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of the conditions set forth in Article 11.4 of the Plan.
5.6Rights as Stockholder.  The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article 13.2 of the Plan.
5.7Acceleration of Vesting.  The vesting of the Award may be accelerated pursuant to the Plan, as provided therein.  In addition, the Company and Participant acknowledge that the vesting of the Option may be subject to acceleration in the event of a Termination of Service or certain other circumstances as set forth in a contractual agreement between the Company and the Participant.
5.8Responsibility for Taxes.
(a)Regardless of any action taken by the Company or the Employer with respect to any or all Federal, state, local and/or foreign income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer.  The Company shall not be obligated to deliver any Shares to the Participant unless and until the Participant shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the Option or the Shares subject to the Option.

(b)The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable Tax-Related Items with respect to any taxable event arising in connection with the Option, including in any and all applicable jurisdictions. The Participant hereby authorizes the Company and/or Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods, in each case, subject to and in accordance with applicable law and terms of the Plan: (i) withholding from the Participant’s salary, wages, or any other amounts payable to the Participant; (ii) withholding Shares issuable upon exercise of the Option; (iii) instructing a broker to sell Shares issuable to the Participant upon exercise of the Option and submit the proceeds of such sale to the Company; or (iv) any other method determined appropriate by the Company.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s).  If the obligations for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Option, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.
ARTICLE VI.
OTHER PROVISIONS
6.1Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made with respect to the Plan, this Agreement or the Option.
6.2Transferability of Option.  Except as otherwise set forth in the Plan:
(a)The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Option has been exercised and the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed;
(b)The Option shall not be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until the Option has been exercised, and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Article 5.2(a) hereof; and
(c)During the lifetime of the Participant, only the Participant may exercise the Option (or any portion thereof), unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
(d)Notwithstanding any other provision in this Agreement, the Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to the Option upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and this Agreement, except to the extent the Plan and this Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator.  If the Participant is married or a domestic partner in a domestic partnership qualified under applicable law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Option shall not be effective without the prior written consent of the Participant’s spouse or domestic partner.  If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution.  Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.
6.3No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant acknowledges, understands and agrees that the Participant may incur tax consequences in connection with the Option granted pursuant to this Agreement (and the Shares issuable with respect thereto).  The Participant understands and agrees that the Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan
6.4Adjustments.  The Participant acknowledges that the Option and the Shares subject to the Option are subject to modification, adjustment and termination in certain events as provided in this Agreement and Article 13 of the Plan.
6.5Notices.  Any notice to be given by the Participant under the terms of this Agreement shall be addressed to the Secretary of the Company (or, in the event that the Participant is the Secretary of the Company, then to the Company’s non-executive Chairman of the Board or Lead Director).  Any notice to be given to the Participant shall be addressed to him at his home address on record with the Company.  By a notice given pursuant to this Article 5.5, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Participant shall, if Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Article 5.5.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed as set forth above or upon confirmation of delivery by a nationally recognized overnight delivery service.
6.6Participant’s Representations.  If the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time this Option is exercised, the Participant shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.
6.7Captions.  Captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.8Governing Law; Venue.  The laws of the State of Nevada shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Memphis, Tennessee, or the federal courts for the United States for the Western District of Tennessee.
6.9Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

6.10Amendments, Suspension and Termination.  To the extent permitted by the Plan, the Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Participant. Where such consent is not required, the Participant expressly agrees to be bound by such amendment regardless of whether notice is given to the Participant of such change.
6.11Successors and Assigns.  The Company in its discretion may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in this Article 5, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
6.12Notification of Disposition.  If this Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to the Participant.  Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
6.13Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
6.14Not a Contract of Service.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or any of its Affiliates and the Participant.
6.15Entire Agreement.  The Plan, the Grant Notice, the Stock Option Agreement and any Country Addendum in this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Affiliates and the Participant with respect to the subject matter hereof.
6.16Section 409A.  The Option is subject to Article 13.10 of the Plan. The Participant agrees and acknowledges that the Company does not warrant the Option will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or foreign law, and that the Company shall not be liable for any tax, interest, or penalty that the Participant might owe as a result of the grant, holding vesting, or exercise of the Option Further, the Company is under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
6.17Severability.  The provisions of this Agreement and the Grant Notice are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
6.18Data Privacy Consent.
(a)As a condition of the grant of the Option, the Participant hereby consents to the collection, processing, use and transfer of personal data as described in this Section and in the Plan. Such consent is purely voluntary and may be withdrawn by the Participant at any time. If such consent is not given or is later withdrawn, the Participant may be unable to participate in the Plan and may forfeit the opportunities associated with the Plan.
(b)The Participant understands that the Company and its subsidiaries hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Company or its subsidiaries, and details of all stock options, restricted units or other equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Company and its subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and any of its subsidiaries may each further transfer Data to any third parties, including the stock plan administrator, assisting the Company in the implementation, administration and management of the Plan. The Participant understands that these recipients may be located in the United States, European economic area or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Shares on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan.
(c)The Participant may have a number of rights under applicable data privacy laws including, to view such Data or require any necessary corrections or deletions to it. To receive clarification or exercise these rights, the Participant can contact his or her local human resources representative.
6.19Consent to Electronic Delivery of All Plan Documents and Disclosures. Participant and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan, the Grant Notice and the Agreement. Participant has received and reviewed the Plan and prospectus relating to the Plan, the Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and Agreement, and fully understands all provisions of the Plan, the Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Grant Notice and the Agreement. Participant further agrees to notify the Company upon any change in the residence address.  By acceptance of this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Grant Notice, the Agreement, the Plan, account statements, Plan prospectuses required by applicable law, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to the Committee. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to the Committee.
6.20No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Option contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company and wholly discretionary in nature and may be suspended or terminated by the Company at any time; (b) the Plan is operated and the Option is granted solely by the Company, and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company and not the Employer or any other Affiliate; (c) neither the Employer nor any other Affiliate  has any obligation to make any payment of any kind under this Agreement; (d) the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options or benefits in lieu thereof; (e) all determinations with respect to future grants of stock options, if any, including the grant date, the number of Shares granted and the vesting period, will be at the sole discretion of the Company; (f) the Participant’s participation in the Plan is voluntary; (g) the value of and income from the Option is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (h) grants of stock options, including the value of and income from such stock options, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant waives any claim on such basis; and (i) the value of and income from the Option is not intended to replace any pension rights or compensation; In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights, claims or entitlement to  damages related to stock option proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.
6.21Value of Shares Indeterminable. The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. If the Shares do not increase in value, the Option will have no value. If the Participant exercises the Option and obtains Shares, the value of the Shares obtained upon exercise may increase or decrease in value, even below the exercise price of the Shares. Neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
6.22Subject to Clawback.  The Option and any Shares acquired upon exercise of the Option shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Option.

COUNTRY ADDENDUM

TO

AUTOZONE, INC.

STOCK OPTION AGREEMENT

This Country Addendum includes additional terms and conditions that govern the Option granted to the Participant if the Participant works and/or resides outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Stock Option Award Agreement and the Plan.

Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement.  If the Participant received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

Change in Residency or Employment. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers residency or employment to and/or otherwise becomes subject to the laws, rules and/or regulations of another country after the Grant Date, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Termination not Extended by Notice Periods. For purposes of the Option, the Participant’s Termination of Service is deemed to occur as of the date the Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for the termination and whether or not later found to be invalid or in breach of applicable law in the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any) (the “Termination Date”), and unless otherwise determined by the Administrator, the Participant’s right to vest in the Option, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the applicable law of the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any).  The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option (including whether the Participant may still be considered to be providing services while on a leave of absence) and, hence, when the Termination Date occurs.

Legal, Regulatory and Tax Compliance.  If the Participant resides or is employed outside of the United States, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal, regulatory and tax obligations under local laws, rules and regulations in the Participant’s country of employment (and country of residence, if different), including (but not limited to) any obligations to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (e.g., any proceeds derived from the sale of Shares acquired pursuant to the Option). The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult the Participant’s personal legal advisor on this matter. In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and regulations in the Participant’s country of employment (and country of residence, if different).

Non-Reliance of Information. The Country Addendum also includes information regarding securities, exchange controls, tax and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of May 2025.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant exercises the Option or sells Shares acquired under the Plan. In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result.  Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

BRAZIL / EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / THE UNITED KINGDOM

Data Privacy.  If the Participant resides and/or is employed in Brazil, the EU / EEA, or the United Kingdom, the following provision replaces Article 5.18 of the Agreement:

The Company is located at 123 South Front Street, Memphis, Tennessee 38103, United States of America and grants Options under the Plan to employees of the Company and its Affiliates in its sole discretion.  The Participant should review the following information about the Company’s data processing practices.

(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, and uses certain personally-identifiable information about the Participant; specifically, including the Participant’s name, home address, email address and telephone number, date of birth, social insurance/passport or other identification number (e.g., resident registration number), salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Options or any other equity compensation awards granted, cancelled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Information”). In granting the Option under the Plan, the Company will collect the Participant’s Personal Information for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for collecting, processing and using the Participant’s Personal Information will be the Company’s legitimate interest of managing the Plan and generally administering employee equity awards, the Company’s necessity to execute its contractual obligations under the Agreement and to comply with its legal obligations. The Participant’s refusal to provide Personal Information may affect the Participant’s ability to participate in the Plan. As such, by participating in the Plan, the Participant voluntarily acknowledges the collection, processing and use, of the Participant’s Personal Information as described herein.
(b)Stock Plan Administration Service Provider. The Company transfers Participant’s Personal Information to Fidelity Workplace Services, LLC (or its affiliate, as the Stock Plan Administrator.  In the future, the Company may select a different Stock Plan Administrator and share the Participant’s Personal Information with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States.  The Company can only meet its contractual obligations to the Participant if the Participant’s Personal Information is transferred to the United States.  The Company’s legal basis for the transfer of the Participant’s Personal Information to the United States is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the European Commission.
(d)Data Retention. The Company will use the Participant’s Personal Information only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Participant’s Personal Information, the Company will remove it from its systems.  If the Company keeps the Participant’s Personal Information longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(e)Data Subjects Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country of residence (and country of employment, if different). For example, the Participant’s rights may include the right to (i) request access or copies of Personal Information the Company processes pursuant to the Agreement, (ii) request rectification of incorrect Personal Information, (iii) request deletion of Personal Information, (iv) request restrictions on processing of Personal Information, (v) lodge complaints with competent authorities in the Participant’s country of residence (and country of employment, if different), and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s Personal Information.  To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Participant’s local human resources department.

Age Discrimination Rules.  If the Participant is a local national of and employed in the EU/EEA, the grant of the Option and the terms and conditions governing the Option are intended to comply with the age discrimination laws, rules and regulations of the Participant’s country of employment (and country of residence, if different) (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

BRAZIL

Terms and Conditions

Method of Exercise.  The Participant acknowledges that due to regulatory requirements, and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Participants residing in Brazil will be restricted to the cashless sell-all method of exercise with respect to their Options. To complete a cashless sell-all exercise, the Participant understands that the Participant needs to instruct the broker to: (i) sell all of the purchased Shares issued upon exercise; (ii) use the proceeds to pay the exercise price for the Shares, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant.  In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment deemed appropriate by the Company.

Labor Law Policy and Acknowledgment.  The following provision supplements Article 5.20 of the Agreement:

By accepting the Option, the Participant agrees that the Participant is (i) making an investment decision; and (ii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant.

Compliance with Law.  By accepting the Option, the Participant acknowledges that the Participant agrees to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the exercise of the Option, and the sale of Shares acquired under the Plan and the receipt of any dividends.

Notifications

Foreign Asset/Account Reporting Information.  If the Participant is a resident or domiciled in Brazil, the Participant may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil. If the aggregate value of such assets and/or rights is US$1,000,000 or more but less than US$100,000,000, a declaration must be submitted annually.  If the aggregate value exceeds US$100,000,000, a declaration must be submitted quarterly.

Tax on Financial Transaction (IOF).  Repatriation of funds (e.g., the proceeds from the sale of Shares) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from the Participant’s participation in the Plan. The Participant should consult with the Participant’s personal tax advisor for additional details.

CHINA

Terms and Conditions

Method of Exercise.  The Participant acknowledges that due to regulatory requirements, and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Participants residing in mainland China will be restricted to the cashless sell-all method of exercise with respect to their Options. To complete a cashless sell-all exercise, the Participant understands that the Participant needs to instruct the broker to: (i) sell all of the purchased Shares issued upon exercise; (ii) use the proceeds to pay the exercise price for the Shares, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant.  In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment deemed appropriate by the Company.

Notifications

Exchange Control Restrictions.  If the Participant is a local national of the People’s Republic of China (“PRC”), the Participant understands that, except as otherwise provided herein, the Participant’s Option can be exercised only by means of the cashless sell-all method, under which all Shares underlying the Option are immediately sold upon exercise.

In addition, the Participant understands and agrees that, pursuant to local exchange control requirements, the Participant is required to repatriate the cash proceeds from the cashless sell-all method of exercise of the Option (i.e., the sale proceeds less the exercise price of the Shares and any administrative fees).  The Participant agrees that the Company is authorized to instruct its designated broker to assist with the immediate sale of such Shares (on the Participant’s behalf pursuant to this authorization), and the Participant expressly authorizes such designated broker to complete the sale of such Shares.  If the Company changes its designated brokerage firm, the Participant acknowledges and agrees that the Company may transfer any Shares issued under the Plan to the new designated brokerage firm, if necessary or advisable for legal or administrative reasons. The Participant agrees to sign any documentation necessary to facilitate the transfer of Shares. Further, the Participant acknowledges that the Company’s broker is under no obligation to arrange for the sale of Shares at any particular price.  The Company reserves the right to provide additional methods of exercise depending on the development of local law.

In addition, the Participant understands and agrees that the cash proceeds from the exercise of the Participant’s Option, (i.e., the proceeds of the sale of the Shares underlying the Option, less the exercise price for the Shares and any administrative fees) will be repatriated to China.  The Participant further understands that, under local law, such repatriation of the cash proceeds may be effectuated through a special foreign exchange control account to be approved by the local foreign exchange administration, and the Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan, net of the exercise price for the Shares and administrative fees, may be transferred to such special account prior to being delivered to the Participant.  The proceeds, net of Tax-Related Items, may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion (as of the Grant Date, the proceeds are paid to the Participant in local currency).  In the event the proceeds are paid to the Participant in U.S. dollars, the Participant understands that the Participant will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account.  If the proceeds are paid to the Participant in local currency, the Participant agrees to bear any currency fluctuation risk between the time Shares are sold and the time the sale proceeds are distributed through any such special exchange account.

Exchange Control Notice.  If the Participant is a local national of the PRC, the Participant understands that exchange control restrictions may limit the Participant’s ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000.  The Participant should confirm the procedures and requirements for withdrawals and conversions of foreign currency with the Participant’s local bank prior to the Option exercise. The Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information.  PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. The Participant may be subject to reporting obligations for the Shares or awards acquired under the Plan and Plan-related transactions.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

GERMANY

Terms and Conditions

No country-specific provisions.

Notifications

Exchange Control Information.  Cross-border payments in excess of €50,000 must be reported to the German Federal Bank (Bundesbank). If the Participant receives a cross-border payment in excess of this amount (e.g., proceeds from the sale of Shares acquired under the Plan) and/or if the Company withholds or sells Shares with a value in excess of €12,500 for any Tax-Related Items, the Participant must report the payment and/or the value of the Shares received and/or sold or withheld to the Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of Shares when they file their personal income tax returns for the relevant year if the value of the Shares acquired exceeds €150,000 or in the unlikely event that the resident holds Shares exceeding 10% of the Company’s total Shares outstanding. However, if the Shares are listed on a recognized U.S. stock exchange and the Participant owns less than 1% of the total Shares, this requirement will not apply even if Shares with a value exceeding €150,000 are acquired.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

INDIA

Terms and Conditions

Method of Exercise.  The Participant acknowledges that due to regulatory requirements, and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Participants residing in India will be restricted to the cashless sell-all method of exercise with respect to their Options. To complete a cashless sell-all exercise, the Participant understands that the Participant needs to instruct the broker to: (i) sell all of the purchased Shares issued upon exercise; (ii) use the proceeds to pay the exercise price for the Shares, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant.  In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment deemed appropriate by the Company.

Notifications

Tax Collection at Source.  If the Participant remits funds from India to pay the exercise price for the Shares, the Participant may be subject to Tax Collection At Source (“TCS”) if the Participant’s annual remittances out of India exceed a certain amount (currently INR 700,000).  The Participant may be required to provide a declaration to the bank remitting the funds to determine if the TCS limit has been reached. If deemed necessary to comply with applicable laws, the Company may require the Participant to pay for the Shares purchased on exercise, and any Tax-Related Items through a cashless exercise or net exercise method.  The Company reserves the right to prescribe alternative methods of payment depending on the development of local laws.

Exchange Control Information.  The Participant must repatriate any proceeds from the sale of the Shares and any cash dividends acquired under the Plan to India and convert the proceeds into local currency within a certain period from the time of receipt (90 days for sale proceeds and 180 days for dividend payments, or within such other period of time as may be required under applicable regulations and to convert the proceeds into local currency).  The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency.  The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. Further, the Participant agrees to provide any information that may be required by the Company or the Employer to enable them to make any applicable filings they may have under exchange control laws in India.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with participation in the Plan.

Foreign Asset/Account Reporting Information.  The Participant is required to declare the Participant’s foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Participant’s annual tax return.  The Participant is personally responsible for complying with local exchange control laws, and neither the Company nor any subsidiary of the Company will be liable for any resulting fines or penalties.  The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

MEXICO

Terms and Conditions

Acknowledgment of the Agreement. By participating in the Plan, the Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan.  The Participant further acknowledges that the Participant has read and expressly approves the terms and conditions set forth in Article 5.20 of the Agreement, in which the following is clearly described and established:

(i)	the Participant’s participation in the Plan does not constitute an acquired right;
(ii)	the Plan and the Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis;
(iii)	the Participant’s participation in the Plan is voluntary; and
(iv)	the Company or any Affiliate is not responsible for any decrease in the value of the underlying Shares.

Labor Law Policy and Acknowledgment.  By participating in the Plan, the Participant expressly recognizes that the Company, with registered offices at 123 South Front Street, Memphis, Tennessee 38103, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis.  Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that the Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company or any Affiliate, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Términos y Condiciones

Reconocimiento del Contrato.  Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan.  Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el Artículo 5.20 del Contrato, en lo que claramente se describe y establece lo siguiente:

(i)	su participación en el Plan no constituye un derecho adquirido;
(ii)	el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional;
(iii)	su participación en el Plan es voluntaria; y
(iv)	la Compañía y sus Afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.

Política de Legislación Laboral y Reconocimiento.  Al participar en el Plan, usted reconoce expresamente que la Compañía, con oficinas registradas en 123 South Front Street, Memphis, Tennessee 38103, EE.UU, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil.  Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.

Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.

Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía o sus Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.

Notifications

Securities Law Information. The Option granted, and any Shares acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Award Agreement and any other document relating to the Option may not be publicly distributed in Mexico. These materials are addressed to the Participant because of the Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed specifically to certain Employees and are made in accordance with the provisions of the Mexican Securities Market Law.  Any rights under such offering shall not be assigned or transferred.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes.  The following provision supplements Article 4.8 of the Agreement:

Without limitation to Article 4.8 of the Agreement, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, or if different, the Employer, or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and, if different, the Employer, against any Tax-Related Items that they are required to pay or withhold, or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of  Article 13(k) of the Exchange Act), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan.  In this case, the amount of any uncollected amounts may constitute a benefit to the Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable.  The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer for the value of any NICs due on this additional benefit, which the Company or the Employer may recover by any of the means referred to in Article 4.8 of the Agreement.

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